Exhibit 99.1

Cactus Announces Third Quarter 2018 Results

HOUSTON — October 31, 2018 — Cactus, Inc. (NYSE: WHD) (“Cactus” or the “Company”) today announced financial and operating results for the third quarter of 2018.

Third Quarter 2018 Highlights

•                  Increased revenues 8.7% from second quarter 2018 to $150.7 million, with growth in all business lines;

•                  Grew income from operations 12.1% sequentially to $52.1 million;

•                  Generated net income of $43.6 million and net income, as adjusted(1) of $39.2 million;

•                  Reported diluted earnings per Class A share of $0.52 and diluted earnings per share, as adjusted(1) of $0.52;

•                  Increased Adjusted EBITDA(2) and related margin(3) to $61.3 million and 40.7%, respectively, from $55.1 million and 39.8%, respectively, in the second quarter of 2018; and

•                  Generated cash flow from operations during the third quarter of 2018 of $41.6 million.

Financial Summary

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
	(in thousands)

Revenues	$150,658	$138,543	$96,027
Income from operations	$52,133	$46,487	$28,059
Operating income margin	34.6%	33.6%	29.2%
Net income	$43,648	$41,542	$22,301
Net income, as adjusted (1)	$39,157	$34,910	$17,199
Adjusted EBITDA (2)	$61,261	$55,117	$34,133
Adjusted EBITDA margin (3)	40.7%	39.8%	35.5%

(1)         Net income, as adjusted and diluted earnings per share, as adjusted are non-GAAP financial measures. These figures assume Cactus, Inc. held all units in Cactus Wellhead, LLC (“Cactus LLC”), its operating company subsidiary, at the beginning of the period, with the resulting additional income tax expense related to the incremental income attributable to Cactus, Inc. Additional information regarding net income, as adjusted and diluted earnings per share, as adjusted and the reconciliation of GAAP to non-GAAP financial measures are in the Supplemental Information tables.

(2)         Adjusted EBITDA is a non-GAAP financial measure.  See definition of Adjusted EBITDA and the reconciliation of GAAP to non-GAAP financial measures in the Supplemental Information tables.

(3)         The percentage of Adjusted EBITDA to Revenues.

Scott Bender, President and CEO of Cactus, commented, “We continued to execute well in the third quarter, with sequential revenue growth across all of our business lines outpacing the U.S. onshore rig count growth and highlighting the differentiation of our products and the strength of our customer base.  The continued expansion in margins reflects our ability to execute, our operating leverage, and our differentiated supply chain capabilities.

“Looking ahead to the fourth quarter of 2018, we expect our Product business to remain strong as we believe our market share will continue to grow. While our Rental business has performed well, customer budget constraints and completions delays are resulting in reduced demand for frac-related assets and associated Field Service. In addition, we expect to see typical fourth quarter seasonality. Overall, given the differing margin profiles of our business lines, the anticipated strength in our Product business is not expected to compensate for declining completions activity in the fourth quarter.

“We continue to make progress with the commercialization of our new completions innovations, which complement our existing rental offerings. Initial trials will commence in the fourth quarter, and we are excited about the opportunity for customer adoption to provide additional growth for our business in 2019.

“Regarding tariffs, the USTR finalized tariffs on $200 billion of Chinese imports during the quarter with an initial rate of 10% taking effect in late September. We believe that we have the appropriate strategies in place to neutralize this impact.”

Mr. Bender concluded, “We accelerated our capital spending during the third quarter with the completion of our roofline expansion at Bossier City and the acquisition of a large facility in New Mexico to serve the Delaware Basin. In addition, we are pulling spending forward in response to anticipated year-end tariff changes, and we are directing additional capital toward our new completions innovations before the end of this year. As a result, capital expenditures for 2018 are now expected to be in the range of $65 to $70 million, above our prior indication of $60 million.”

Revenue Categories

Product

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
	(in thousands)

Product revenue	$79,388	$73,281	$53,680
Gross profit	$32,572	$28,266	$19,807
Gross margin	41.0%	38.6%	36.9%

Third quarter 2018 product revenue increased $6.1 million, or 8.3%, sequentially, driven primarily by greater sales volume of higher value wellhead and production equipment. Gross profit increased $4.3 million sequentially with margins improving 240 basis points primarily due to leverage of the Company’s fixed cost base and more favorable supply chain execution.  Cactus’ estimated market share(4) was 27.4% for third quarter 2018 compared to 26.0% for second quarter 2018.

Rental

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
	(in thousands)

Rental revenue	$38,135	$34,944	$21,199
Gross profit	$22,786	$20,992	$10,513
Gross margin	59.8%	60.1%	49.6%

Third quarter 2018 rental revenue increased $3.2 million, or 9.1%, sequentially, due to the Company’s investment in rental assets throughout 2018 and its enhanced ability to respond to continued strength in demand from its customers, particularly in West Texas. Gross profit increased $1.8 million sequentially, or 8.5%.

Field Service and Other

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
	(in thousands)

Field service and other revenue	$33,135	$30,318	$21,148
Gross profit	$7,826	$7,080	$4,835
Gross margin	23.6%	23.4%	22.9%

Third quarter 2018 field service and other revenue increased $2.8 million, or 9.3%, sequentially, due to further increases in billable hours and ancillary services associated with greater volume of product sales and rental activity.  Gross profit increased $0.7 million sequentially, or 10.5%.

Selling, General and Administrative Expenses (“SG&A”)

SG&A for third quarter 2018 was $11.1 million (7.3% of revenues), compared to $9.9 million (7.1% of revenues) for second quarter 2018 and $7.1 million (7.4% of revenues) for third quarter 2017. The sequential increase is primarily related to higher payroll expense associated with increased headcount, as well as higher public company costs.

Liquidity and Capital Expenditures

As of September 30, 2018, the Company had $42.0 million of cash on hand, no bank debt outstanding and the full $75.0 million of capacity available under the Company’s revolving credit facility.  Operating cash flow was $41.6 million for third quarter 2018 and $122.4 million for the first nine months of 2018, reflecting strong operating results.

Net capital expenditures for third quarter 2018 were $23.1 million, driven largely by $11.8 million directed toward the expansion of the Company’s fleet of frac rental assets and $3.0 million for other rental assets. $6.8 million was spent during the third quarter for the purchase of a new branch facility in Hobbs, NM and the expansion of the Company’s domestic manufacturing facility in Bossier City, LA. Net capital expenditures for the first nine months of 2018 were $54.4 million, with $40.3 million related to investment in rental assets, $10.1 million for facility expansion, and the balance related to tools for the Company’s service operations and other general expenditures.

Other Items

In August 2018, Cactus LLC, the operating subsidiary through which the Company operates, entered into a five-year $75 million senior secured asset-based revolving credit facility, maturing in 2023. The maximum amount that Cactus LLC may borrow under the facility is subject to a borrowing base, and Cactus LLC may request additional commitments up to $50 million, for a total of up to $125 million in revolving commitments. This facility replaced Cactus LLC’s prior credit facility.

As of September 30, 2018, Cactus had 37,646,562 shares of Class A common stock outstanding (representing 50.3% of the total voting power) and 37,243,210 shares of Class B common stock outstanding (representing 49.7% of the total voting power).

Conference Call Details

The Company will host a conference call to discuss financial and operational results tomorrow, Thursday, November 1, 2018 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time).

The call will be webcast on Cactus’ website at www.CactusWHD.com. Institutional investors and analysts may participate by dialing (800) 374-0232. International parties may dial (509) 844-0150. The access code is 2287649. Please access the webcast or dial in for the call at least 10 minutes ahead of start time to ensure a proper connection.

An archived webcast of the conference call will be available on the Company’s website shortly after the end of the call.

About Cactus, Inc.

Cactus designs, manufactures, sells and rents a range of highly engineered wellhead and pressure control equipment. Its products are sold and rented principally for onshore unconventional oil and gas wells and are utilized during the drilling, completion (including fracturing) and production phases of its customers’ wells. In addition, it provides field services for all its products and rental items to assist with the installation, maintenance and handling of the wellhead and pressure control equipment. Cactus operates 15 service centers in the United States, which are strategically located in the key oil and gas producing regions, including the Permian, SCOOP/STACK, Marcellus, Utica, Eagle Ford and Bakken, among other areas, and one service center in Eastern Australia.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Cactus’ control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Forward-looking statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” or other similar words and include the Company’s expectation of future performance contained herein. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information.  You are cautioned not to place undue reliance on any forward-looking statements, which can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward-looking statements can be guaranteed.  When considering these forward-looking statements, you should keep in mind the risk factors and other factors noted in the Company’s Annual Report on Form 10-K and any Quarterly Reports on Form 10-Q. The risk factors and other factors noted therein could cause actual results to differ materially from those contained in any forward-looking statement.

Cactus, Inc.
John Fitzgerald, 713-904-4655
Director of Corporate Development and Investor Relations
IR@CactusWHD.com

Source: Cactus, Inc.

Cactus, Inc.

Condensed Consolidated Statements of Income

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(in thousands, except per share data)
Revenues
Product revenue	$79,388	$53,680	$211,595	$131,963
Rental revenue	38,135	21,199	102,224	52,979
Field service and other revenue	33,135	21,148	90,492	51,465
Total revenues	150,658	96,027	404,311	236,407

Costs and expenses
Cost of product revenue	46,816	33,873	128,897	86,564
Cost of rental revenue	15,349	10,686	41,477	28,173
Cost of field service and other revenue	25,309	16,313	70,084	41,011
Selling, general and administrative expenses	11,051	7,096	30,016	20,533
Total costs and expenses	98,525	67,968	270,474	176,281
Income from operations	52,133	28,059	133,837	60,126

Interest expense, net	(270)	(5,279)	(3,370)	(15,451)
Other income (expense), net	—	—	(4,305)	—
Income before income taxes	51,863	22,780	126,162	44,675
Income tax expense (a)	8,215	479	14,564	942
Net income	$43,648	$22,301	$111,598	$43,733
Pre-IPO net income	$—	$22,301	$13,648	$43,733
Post-IPO net income	$43,648	$—	$97,950	$—

Components of post-IPO net income:
Net income attributable to non-controlling interest	$24,976	n/a	$63,191	n/a
Net income attributable to Cactus Inc.	$18,672	n/a	$34,759	n/a

Earnings per Class A share - basic	$0.52	n/a	$1.15	n/a
Earnings per Class A share - diluted (b)	$0.52	n/a	$1.14	n/a

Weighted average shares outstanding - basic	35,821	n/a	30,182	n/a
Weighted average shares outstanding - diluted (b)	36,229	n/a	30,522	n/a

(a)         Cactus has historically not been subject to U.S. federal income tax at an entity level.  Subsequent to the IPO, which occurred on February 12, 2018, Cactus, Inc. incurs federal and state income tax on its share of income from Cactus LLC.

(b)         Dilution excludes 39.1 million and 44.7 million shares of Class B common stock for the three and nine months ended September 30, 2018, respectively, as the effect would be anti-dilutive.

Cactus, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	September 30,	December 31,
	2018	2017
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$41,981	$7,574
Accounts receivable, net	105,941	84,173
Inventories	85,321	64,450
Prepaid expenses and other current assets	9,336	7,732
Total current assets	242,579	163,929

Property and equipment, net	135,391	94,654
Goodwill	7,824	7,824
Deferred tax asset, net	179,265	—
Other noncurrent assets	613	49
Total assets	$565,672	$266,456

Liabilities and Equity
Current liabilities
Accounts payable	$44,261	$35,080
Accrued expenses and other current liabilities	17,442	10,559
Capital lease obligations, current portion	7,194	4,667
Current maturities of long-term debt	—	2,568
Total current liabilities	68,897	52,874

Capital lease obligations, net of current portion	9,021	7,946
Deferred tax liability, net	1,094	416
Liability related to tax receivable agreement	161,797	—
Long-term debt, net	—	241,437
Total liabilities	240,809	302,673

Equity (deficit)	324,863	(36,217)
Total liabilities and equity	$565,672	$266,456

Cactus, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Nine Months Ended September 30,
	2018	2017
	(in thousands)
Cash flows from operating activities
Net income	$111,598	$43,733
Reconciliation of net income to net cash provided by operating activities
Depreciation and amortization	21,829	16,976
Debt discount and deferred loan cost amortization	229	1,314
Stock-based compensation	3,384	—
Inventory obsolescence	932	618
Loss on disposal of assets	1,759	115
Deferred income taxes	11,762	167
Loss on debt extinguishment	4,305	—
Changes in operating assets and liabilities:
Accounts receivable	(21,761)	(40,647)
Inventories	(22,866)	(25,630)
Prepaid expenses and other assets	(3,835)	(4,380)
Accounts payable	8,108	20,834
Accrued expenses and other liabilities	6,906	6,410
Net cash provided by operating activities	122,350	19,510

Cash flows from investing activities
Capital expenditures	(55,720)	(22,327)
Patent expenditures	—	(8)
Proceeds from sale of assets	1,313	908
Net cash used in investing activities	(54,407)	(21,427)

Cash flows from financing activities
Principal payments on long-term debt	(248,529)	(1,927)
Payment of deferred financing costs	(576)	—
Payments on capital leases	(4,456)	(1,682)
Net proceeds from IPO and Follow-on Offering	828,168	—
Distributions to members	(31,848)	—
Redemption of CW Units	(575,681)	—
Net cash used in financing activities	(32,922)	(3,609)

Effect of exchange rate changes on cash and cash equivalents	(614)	62

Net increase (decrease) in cash and cash equivalents	34,407	(5,464)

Cash and cash equivalents
Beginning of period	7,574	8,688
End of period	$41,981	$3,224

Cactus, Inc. — Supplemental Information

Reconciliation of GAAP to non-GAAP Financial Measures

Net income, as adjusted and diluted earnings per share, as adjusted(1)

(unaudited)

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
	(in thousands, except per share data)

Net income	$43,648	$41,542	$22,301
Adjustment:
Income tax expense differential (5)	(4,491)	(6,632)	(5,102)
Net income, as adjusted (1)	$39,157	$34,910	$17,199

Diluted earnings per share, as adjusted (1)	$0.52	$0.46	n/a

Weighted average shares outstanding, as adjusted (6)	75,298	75,219	n/a

(1)         Net income, as adjusted and diluted earnings per share, as adjusted are not measures of net income as determined by GAAP. Net income, as adjusted and diluted earnings per share, as adjusted are supplemental non-GAAP financial measures that are used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. Cactus defines net income, as adjusted as net income assuming Cactus, Inc. held all units in Cactus LLC, its operating company subsidiary, at the beginning of the period, with the resulting additional income tax expense related to the incremental income attributable to Cactus, Inc. The Company believes this supplemental information is useful for evaluating performance period over period.

(5)         Represents the increase in tax expense as though Cactus, Inc. owned 100% of Cactus LLC at the beginning of the period, calculated as the difference in tax expense recorded during each quarter and what would have been recorded based on a corporate effective tax rate of 24.5% on income before income taxes.

(6)         Reflects 37,647 and 26,450 shares of Class A common stock plus 37,243 and 48,440 additional shares for the three months ended September 30, 2018 and June 30, 2018, respectively, as if the Class B common stock was exchanged and canceled for Class A common stock at the beginning of the period, plus the dilutive effect of 408 and 329 shares for restricted stock unit awards for the periods ended September 30, 2018 and June 30, 2018 respectively.

Cactus, Inc. — Supplemental Information

Reconciliation of GAAP to non-GAAP Financial Measures

EBITDA and Adjusted EBITDA(2)

(unaudited)

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
	(in thousands)
Net income	$43,648	$41,542	$22,301
Interest expense, net	270	248	5,279
Income tax expense	8,215	4,697	479
Depreciation and amortization	7,841	7,367	6,074
EBITDA (2)	59,974	53,854	34,133
Loss on debt extinguishment	—	—	—
Stock-based compensation	1,287	1,263	—
Adjusted EBITDA (2)	$61,261	$55,117	$34,133

	Nine Months Ended
	September 30, 2018	September 30, 2017
	(in thousands)
Net income	$111,598	$43,733
Interest expense, net	3,370	15,451
Income tax expense	14,564	942
Depreciation and amortization	21,829	16,976
EBITDA (2)	151,361	77,102
Loss on debt extinguishment	4,305	—
Stock-based compensation	3,384	—
Adjusted EBITDA (2)	$159,050	$77,102

(2)         EBITDA and Adjusted EBITDA are not measures of net income as determined by GAAP. EBITDA and Adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. Cactus defines EBITDA as net income excluding net interest expense, income tax and depreciation and amortization. Cactus defines Adjusted EBITDA as EBITDA excluding (gain) loss on debt extinguishment and stock-based compensation.

Cactus management believes EBITDA and Adjusted EBITDA are useful because they allow management to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period without regard to financing methods or capital structure, or other items that impact comparability of financial results from period to period. EBITDA and Adjusted EBITDA should not be considered as alternatives to, or more meaningful than, net income or any other measure as determined in accordance with GAAP. The Company’s computations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Cactus presents EBITDA and Adjusted EBITDA because it believes they provide useful information regarding the factors and trends affecting the Company’s business.

Cactus, Inc. — Supplemental Information

Depreciation and Amortization by Category

(unaudited)

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
	(in thousands)
Cost of product revenue	$792	$793	$796
Cost of rental revenue	4,671	4,433	3,814
Cost of field service and other revenue	2,269	2,039	1,365
Selling, general and administrative expenses	109	102	99
Total depreciation and amortization	$7,841	$7,367	$6,074

	Nine Months Ended
	September 30, 2018	September 30, 2017
	(in thousands)
Cost of product revenue	$2,361	$2,358
Cost of rental revenue	13,058	11,002
Cost of field service and other revenue	6,098	3,307
Selling, general and administrative expenses	312	309
Total depreciation and amortization	$21,829	$16,976

Cactus, Inc. — Supplemental Information

Estimated Market Share(4)

(unaudited)

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017

Cactus U.S. onshore rigs followed	282	264	237
Baker Hughes U.S. onshore rig count quarterly average	1,029	1,017	924
Market share (4)	27.4%	26.0%	25.6%

(4)         Market share represents the average number of active U.S. onshore rigs Cactus followed (which Cactus defines as the number of active U.S. onshore drilling rigs to which it was the primary provider of wellhead products and corresponding services during drilling) as of mid-month for each of the three months in the applicable quarter divided by the Baker Hughes U.S. onshore rig count quarterly average.  Cactus believes that comparing the total number of active U.S. onshore rigs to which it was providing its products and services at a given time to the number of active U.S. onshore rigs during the same period provides Cactus with a reasonable approximation of its market share with respect to wellhead products sold and the corresponding services it provides.